Exhibit 1.06

Information
Investor Relations	Media Relations

Monish Bahl CDC Corporation	Kate Corcoran Articulate Communications Inc.

678-259-8510 212-255-0080, ext. 18monishbahl@cdcsoftware.com kcorcoran@articulatepr.com

FOR IMMEDIATE RELEASE

CDC Software to Develop SaaS Applications for China Through Joint Venture with FlexSystem

CDC Software to Deliver HR, Payroll, Accounting and Workflow SaaS Applications with One of
China’s Leading Enterprise Solutions Providers

HONG KONG, ATLANTA –Oct. 25, 2007 – CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced today that they have signed a binding term sheet to form a joint venture with FlexSystem Limited, one of the leading enterprise software solution providers in China. The joint venture intends to develop human resources, payroll and accounting software as a service (SaaS) applications for initial deployment throughout China. These applications will be marketed and sold directly by CDC Software and offered on a subscription basis with very low up-front costs.

The equally-owned Hong Kong-based joint venture intends to develop SaaS versions of CDC Software’s HRM payroll and attendance tracking applications, with the financial accounting and workflow applications from FlexSystem. This integrated SaaS business suite will initially be targeted for the millions of small to medium-size enterprises in China. The joint venture will leverage FlexSystem’s current SaaS platform and applications, as well as their current customers that have subscribed since their applications were launched in Hong Kong and Taiwan in 2006. The integrated SaaS solutions are expected to be available in the second quarter of 2008 with future plans that call for marketing and selling of these applications to be expanded globally. The joint venture will also seek to leverage CDC Software’s Nanjing and Shanghai development centers along with FlexSystem’s development center in Hong Kong as well as others.

Peter Yip, CEO of CDC Corporation, will serve as chairman and Adam Lok, CEO of FlexSystem, will also serve on the board of directors and take the role of managing director of the joint venture. Sean Yu, Chairman, CDC Software China of CDC Software will also serve on the board of directors.

“We are excited to form this joint venture with such a successful partner in the China market for enterprise software solutions,” said Peter Yip, CEO of CDC Corporation and chairman of CDC Software. “This is a winning combination of CDC Software’s highly successful Platinum HRM solutions and FlexSystem’s leading accounting applications which already hold a significant market share in the financial services markets in Greater China, as well as with publicly traded companies on the Hong Kong Stock Exchange.”

“From our experience developing and delivering SaaS applications, we believe that the combination of these highly complementary business applications will be well received in the China markets,” said Adam Lok, CEO, FlexSystem. “We will kick-start the joint venture by leveraging our current SaaS platform and applications, as well as our customers already running these and making positive contributions to our business. We expect the SaaS subscription-based delivery model will be particularly appealing to the many small to medium-sized China companies who are looking for low up-front costs, streamlined implementations and reduced maintenance overhead.”

The joint venture will leverage the deep knowledgebase and extensive network infrastructure of CDC Software’s sister companies, China.com, CDC Games and CDC Mobile, to facilitate the hosting of the SaaS applications throughout Greater China. CDC already leverages one of the most extensive network infrastructures in China spanning more than 30 provinces and four major municipalities and hosts services for more than 1,200 enterprises in China. This joint venture is the latest step in CDC Software’s plans to deliver SaaS applications worldwide. In the North American markets, CDC Software currently offers CDC MarketFirst, a hosted marketing automation solution for multi-channel marketing campaign management, and CDC Factory Schedule, an on demand production scheduling system for consumer product companies.

About FlexSystem
FlexSystem Ltd. (HK GEM 8050) is principally engaged in the development of enterprise software products for Hong Kong, PRC and other Asian countries. The company has been providing high quality solutions to the commercial sector for more than 18 years. Its products combine business knowledge with technical expertise and its suite of applications range form financial management, trading management, manufacturing, point-of-sales, human resources management, property management, executive information system, workflow, document management and collaborative tool. Their solutions have been widely used by corporations of different sizes, which comprises more than 20 percent of the listed companies on HKSE, with installation across 15 countries.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI (warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the Manufacturing Business Technology 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to CDC Software, FlexSystem, the products intended to be developed by the joint venture, the markets in which such products may be sold and marketed, and the number and size of the companies to which such products may be targeted, the joint venture’s ability to leverage existing platforms, applications and customers of CDC Software and FlexSystem, the timing and availability for any products developed, our ability to leverage existing and new development centers, the composition of the joint venture’s management and board of directors, our beliefs regarding the potential acceptance of any products or delivery models of the joint venture in the China markets, our ability to launch the joint venture, and the success of the joint venture. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the enterprise market, the continued ability of the joint venture to address the business requirements of a SaaS model, demand for and market acceptance of the SaaS model, the ability of CDC Software and FlexSystem to successfully implement and manage a joint venture and develop marketable products, and the risk of not successfully leveraging existing resources and synergies. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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